Exhibit 99.1

Duke Energy Carolinas

Summary of Rate Case Filing in North Carolina

Docket E-7, Sub 1026

Major Components of Filing

•                  On February 4, 2013, Duke Energy Carolinas filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 9.7 percent increase in retail revenues, or approximately $446 million:

•                  The rate case filing requests an overall rate of return of ~8.45% based on approval of an 11.25% return on equity and a 53% equity component of the capital structure

•                  The filing is based on a North Carolina retail rate base of ~$12.0 billion as of June 30, 2012 and adjusted for known and measurable changes (hearings are expected to commence in July 2013)

•                  This rate increase request is driven by:

Drivers	Revenue Requirement	% of Total Request

Incremental cost associated with the Company’s rate base, including capital investments of $3.8 billion* for plant modernization, environmental compliance and other capital additions (see additional information below)

	~$413 million	~93%

Net effect of various changes to costs including increases for a storm reserve, end of life nuclear reserves not covered by the decommissioning reserve, Fukushima and cyber security costs, and vegetation management costs offset by merger related savings

	~$33 million	~7%

•                  Capital investments of ~$3.8 billion* since the 2011 rate case, including pro-forma adjustments to reflect known and measurable changes include:

•                  Cliffside Unit 6 - $863 million incremental investment compared to approximately $1 billion already included in base rates

•                  Dan River Combined Cycle Project - $673 million

•                  McGuire Capacity Uprates - $203 million

•                  Oconee Nuclear Upgrades - $448 million

•                  Transmission and Distribution - $722 million

•                  Other Generating Plant Investments - $590 million

•                  Other projects - $292 million

•                  If approved by the NCUC, rates would likely go in effect in September 2013

* Represents DE Carolinas in total, which is allocated ~70% NC, ~25% SC and ~5% wholesale